Exhibit 99.1

ENTERCOM COMMUNICATIONS ADOPTS LIMITED DURATION

SHAREHOLDER RIGHTS PLAN

PHILADELPHIA, PA – April 21, 2020 – Entercom Communications Corp. (NYSE: ETM) (“Entercom” or the “Company”) announced today that its Board of Directors (the “Board”) has adopted a limited duration shareholder rights plan (the “Plan”) to protect the long-term interests of its shareholders. The Plan has a one-year duration, expiring April 20, 2021.

The Board adopted the Plan at this time due to the unprecedented impact of the COVID-19 pandemic on equity market valuations which has led to substantial volatility in the trading of the Company’s stock and a dislocation in Entercom’s share price. The Plan is similar to those adopted by other publicly held companies and is intended to promote the fair and equal treatment of all shareholders and ensure that the Board remains in the best position to uphold its fiduciary duties to the Company and its shareholders. The Plan is designed to allow shareholders to realize the long-term value of their investment by guarding against opportunistic efforts to capitalize on recent macroeconomic conditions, including open market accumulations and other strategies, aimed at gaining control of the Company without paying all shareholders a full control premium for their shares.

The Plan provides for the issuance of one preferred stock purchase right for each share of Class A Common Stock and each share of Class B Common Stock held by shareholders of record on May 5, 2020, exercisable for Series A Preferred Stock and Series B Preferred Stock, respectively. Generally, the rights will become exercisable or exchangeable only if a person or group (with the exception of certain existing holders in certain circumstances) acquires 10% or more of the Company’s outstanding Class A Common Stock, or 15% in the case of certain passive investors (including shares synthetically owned pursuant to derivative positions or deemed owned due to specified actions in concert) or announces a tender offer and the consummation of that offer would result in ownership above such percentage-levels. If the rights become exercisable, the rights will entitle its holder to purchase one one-thousandth of a share of the newly-created Series A and Series B Preferred Stock, as applicable, which, in each case, at the Board’s election, may be converted into shares of Class A and Class B Common Stock, respectively, of the Company.

The Company intends to engage with shareholders regarding the Plan. If the Board determines it is appropriate to extend the Plan, it intends to submit such an extension to a vote of the shareholders at the 2021 annual meeting of the shareholders.

Further details about the Plan are contained in a Form 8-K filed today by the Company with the U.S. Securities and Exchange Commission.

INVESTOR CONTACT:

Joseph Jaffoni, Jennifer Neuman or Norberto Aja

JCIR

(212) 835-8500

etm@jcir.com

MEDIA CONTACT:

Esther-Mireya Tejeda

Entercom

212-649-9686

Esther-Mireya.Tejeda@Entercom.com

@EntercomPR

About Entercom Communications Corp.

Entercom Communications Corp. (NYSE: ETM) is a leading audio and entertainment company engaging over 170 million consumers each month through its iconic broadcast brands, expansive digital platform, premium podcast network and live events and experiences. With presence in every major U.S. market, and accessible on every device, Entercom delivers the industry’s most compelling live and on-demand content and experiences from voices and influencers its communities trust and love. The company’s robust portfolio of assets and integrated solutions offer advertisers today’s most engaged audiences through targeted reach, brand amplification and local activation—all at national scale. Entercom is the unrivaled leader in local radio sports and news and the #1 creator of live, original local audio content in the U.S. Learn more at www.entercom.com, Facebook and Twitter (@Entercom). For further information, or to receive future Entercom Communications news announcements via e-mail, please contact JCIR at (212) 835-8500 or etm@jcir.com.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms S-4, 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The Company assumes no obligation to publicly update or revise any forward-looking statements.

###